EXHIBIT 10.4

ProPhase Labs, Inc.

STOCK OPTION AMENDMENT AGREEMENT

THIS STOCK OPTION AMENDMENT AGREEMENT (this “Amendment Agreement”) is made by and among, ProPhase Labs, Inc. (“ProPhase” or the “Company”), a Delaware corporation, and Ted Karkus (the “Optionholder”).

RECITALS

WHEREAS, on February 23, 2018, the Company granted a stock option to Optionholder to purchase 2,300,000 shares of the common stock of ProPhase at a price of $3.00 per share (the “Option”) under the Company’s 2018 Stock Incentive Plan (the “Plan”);

WHEREAS, on May 7, 2018, the Board of Directors (the “Board”) of ProPhase declared a special cash dividend of $1.00 per share (the “Dividend”);

WHEREAS, on May 7, 2018, the Compensation Committee of the Board approved a downward adjustment to the exercise price of the Option equal to the per share amount of the Dividend, as permitted under the Plan, which permits certain proportionate adjustments to be made to stock options upon the occurrence of certain events, including a distribution by the Company (whether in the form of cash, shares, other securities, or other property);

WHEREAS, the Board has adjusted the terms of the Option, such that the exercise price of the Option has been reduced from $3.00 per share to $2.00 per share, effective as of June 5, 2018, the date the Dividend was paid; and

WHEREAS, the parties hereto desire to amend the Option to reflect the downward adjustment to the per share exercise price of the Option from $3.00 per share to $2.00 per share, effective as of June 5, 2018.

NOW, THEREFORE, the Option is hereby amended as follows:

1. Exercise Price. The exercise price at which shares of stock shall be purchasable upon exercise of the Option shall be $2 per share (the “Exercise Price”), subject to adjustment as provided in the Plan.

2. Except as expressly provided above, the original terms and conditions of the Option shall remain in full force and effect.

3. The Exercise Price represents an amount the Company believes to be no less than the fair market value of a share of Company stock as of the date of this Amendment Agreement, determined in good faith in compliance with the requirements of Section 409A of the Internal Revenue Code of 1986 (as amended). However, there is no guarantee that the Internal Revenue Service (“IRS”) will agree with the Company’s determination. By signing below, Optionholder agrees that the Company, its directors, officers and stockholders shall not be held liable for any tax, penalty, interest or cost incurred by Optionholder as a result of such determination by the IRS.

4. This Amendment Agreement shall be governed by the laws of the State of Delaware as such laws are applied to agreements between Delaware residents entered into and to be performed entirely within the State of Delaware.

5. This Amendment Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Company and the Option holder have executed this Amendment Agreement as of this ___ day of June, 2018.

ProPhase Labs, Inc.		TED KARKUS

By:	/s/ Monica Brady	/s/ Ted Karkus
Name:	Monica Brady	Signature
Title:	Chief Accounting Officer